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                                                                    EXHIBIT 99.1




NEWS RELEASE

                       [COMPUWARE CORPORATION LETTERHEAD]


FOR IMMEDIATE RELEASE
SEPTEMBER 7, 1999

                   COMPUWARE TO ACQUIRE PROGRAMART CORPORATION

   STROBE(R) AND APMPOWER(R) TO BRING INDUSTRY LEADING APPLICATION PERFORMANCE
               MANAGEMENT CAPABILITY TO COMPUWARE'S PRODUCT LINE

FARMINGTON HILLS, Mich.--September 7, 1999--Compuware Corporation (NASDAQ:
CPWR) and Programart Corporation (Programart) today announced they have entered into a definitive agreement for Compuware to acquire substantially all the assets and certain liabilities of Programart, a privately held developer of application performance management (APM(R)) software.

Founded in 1969, Cambridge, Massachusetts-based Programart develops, markets and supports APM software products and service offerings that help organizations manage the performance of their mission-critical applications. APM is a management discipline that enables enterprise Information Services (IS) organizations to develop and deliver efficient and responsive applications and to maintain high standards of application performance throughout the life of the application.

Programart markets the IT industry's leading application performance management products: the STROBE MVS Application Performance Measurement System and the APMpower Application Performance Analysis System. STROBE measures the activity of online and batch processing applications and produces the Performance Profile, a hierarchy of reports that pinpoint performance problems and bottlenecks in mission-critical applications. APMpower guides users through the application performance analysis process. It offers users a graphical user interface, analytical aids and performance improvement hints.

Programart products are currently installed at more than 1,200 sites worldwide, including a wide range of information-intensive industries such as insurance, financial services, government, telecommunications, retail, banking, utilities manufacturing and software development.

"Acquiring Programart brings Compuware a new product line that is complementary to the company's existing product families and broadens the solutions we offer to help large clients deploy e-commerce," said Joseph A. Nathan, Compuware President and Chief Operating Officer. "This acquisition puts us squarely in the application performance management arena and allows us to provide cross-platform APM solutions that are as effective for legacy applications as they are for distributed applications. Deployed with our existing product solutions, STROBE and APMpower offer clients a unique opportunity to evaluate application performance in maintenance and production environments."






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"The Programart management team believes its APM business can grow at a faster rate by joining forces with Compuware," said John E. Thron, co-founder and president of Programart Corporation. "Our customers can continue to look forward to expanded product lines that meet their APM needs, and they will continue to receive high-quality technical support. The culture and values of the two companies are closely aligned, ensuring continuity in the working environment and increased career opportunities for our employees."

COMPUWARE CORPORATION

Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs approximately 15,000 information technology professionals worldwide. With trailing 12-month revenues of more than $1.7 billion, Compuware is the world leader in client/server development technology. For more information about Compuware, please contact the corporate offices at 800-521-9353. You may also visit Compuware on the World Wide Web at www.compuware.com.

PROGRAMART CORPORATION

Programart Corporation is the premier supplier of application performance management (APM) software products and service offerings to the enterprise IS community worldwide. More that 1,200 sites worldwide, including 85 of the 100 largest OS/390 sites in North America, rely on Programart's industry leading STROBE and APMpower product lines to help them reduce the lifetime cost of applications, meet service level commitments and support corporate growth and change.




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PRESS CONTACTS:

Christopher M.F. Norris                Charlotte Hart
Director, Corporate Communications     Vice President Product Strategy/Marketing
Compuware Corporation                  Programart Corporation
248-737-7506                           617-498-4051